Exhibit 99.1

National Bank Holdings Corporation Announces

Key Executive Officer Promotions

Company Release – September 10, 2024

DENVER, Colo. -- (Globe Newswire) -- National Bank Holdings Corporation (NYSE: NBHC, or the “Company”) announced today that Aldis Birkans, the Company’s EVP, Chief Financial Officer was promoted to President of the Company with Tim Laney continuing to serve as the Company’s Chairman and Chief Executive Officer. Nicole Van Denabeele, the Company’s EVP, Chief Accounting Officer has been appointed as the Company’s EVP, Chief Financial Officer. In addition, Emily Gooden has been appointed as the Company’s SVP, Chief Accounting Officer and will continue to serve as Investor Relations Director. The effective date of these promotions are all as of September 10, 2024.

Birkans, a seasoned financial veteran, has served as the Company’s Chief Financial Officer since 2018 and previously served as the Treasurer of the Company. In his role as President, he will have oversight of the Company’s lines of business functions.

Van Denabeele has served as the Company’s Chief Accounting Officer since 2018 and concurrently served as the President of Bank Midwest, a division of NBH Bank, from 2020 to 2024. Van Denabeele, a certified public accountant, has held numerous accounting roles at both Deloitte and UMB Financial before joining NBH in 2018.

Gooden has been with the Company since 2015, serving in a number of accounting roles, including most recently as Director of Financial Reporting and Investor Relations. She also is a certified public accountant and previously worked in public accounting at KPMG.

Tim Laney, the Company’s Chief Executive Officer, said, “I’m pleased with the key organizational changes we are making to support the continued growth of our Company. Aldis has demonstrated excellent leadership in our organization, and I’m looking forward to seeing his contributions to our business as President. Nicole has demonstrated strength and capabilities to expand into the Chief Financial Officer role with Emily succeeding her as Chief Accounting Officer.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiaries, NBH Bank and Bank of Jackson Hole Trust, National Bank Holdings Corporation operates a network of over 90 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Utah, Wyoming, Texas, New Mexico and Idaho. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. Its trust business is operated in its core footprint under the Bank of Jackson Hole Trust charter. NBH Bank operates under a single state charter through the following brand names as divisions of NBH Bank: in Colorado, Community Banks of Colorado and Community Banks Mortgage; in Kansas and Missouri, Bank Midwest and Bank Midwest Mortgage; in Utah, Texas, New Mexico and Idaho, Hillcrest Bank and Hillcrest Bank Mortgage; and in Wyoming, Bank of Jackson Hole and Bank of Jackson Hole Mortgage. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com, bankofjacksonhole.com, or nbhbank.com. Or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:

Emily Gooden, 720-554-6640

Chief Accounting Officer and Investor Relations Director

ir@nationalbankholdings.com

Nicole Van Denabeele, 720-554-6640

Chief Financial Officer

ir@nationalbankholdings.com

Media:

Jody Soper, 303-784-5925

Chief Marketing Officer

Jody.Soper@nbhbank.com

Source: National Bank Holdings Corporation